COMPANY CONTACT: G. Gleeson Van Riet EVP & CFO (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Second Quarter 2018 Results
Houston, TX - August 7, 2018 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the second quarter 2018. Highlights include:

•	Total production averaged approximately 160 million cubic feet of natural gas equivalent per day (“Mmcfe/d”)

◦	Current production of ~200 Mmcfe/d representing ~33% growth in last 30 days

◦	Third Quarter production guidance of 187 - 204 Mmcfe/d

•	Latest Upper Eagle Ford wells outperforming type curves

•	Revenues of $51.3 million, Net Income of $2.3 million, and Adj. EBITDA (a non-GAAP measure) of $31.3 million

•	Lease operating expenses of $0.26/Mcfe which represents the Company’s first full quarter of LOE without the previously divested AWP Olmos wells

•	Crude oil and natural gas realizations in the second quarter were 101% and 105% of WTI and Henry Hub, respectively, excluding hedging, as a result of favorable basis pricing in the Eagle Ford

•	Maintained strong balance sheet with $255 million of liquidity

MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "The second quarter marked another solid performance for the Company as we continued to deliver consistent results across our asset base. While we are encouraged by results to date, the third quarter results will be a pivot point in the growth trajectory of the Company and will more fully reflect the pace and nature of our drilling program. The midpoint of our third quarter 2018 guidance reflects a significant increase in production over our second quarter 2018 results. Additionally, our two-rig program has allowed us to secure key completion services, which greatly enhance our ability to control the quality, timing and costs of our capital program."

“While our drilling and completion activities have increased, our team continues to find efficiencies in our business to lower our cost structure. Our lease operating expenses on a per unit basis were $0.26/Mcfe in the second quarter compared to $0.36/Mcfe in the same period a year ago - a 28% decrease. Our general and administrative costs on a per unit basis declined 22% year-over-year to $0.40/Mcfe. Additionally, our results in the quarter benefited from strong crude oil and natural gas differentials resulting from advantaged pricing dynamics in the Eagle Ford. We continue to advance our Eagle Ford growth strategy and believe we are positioned for an impressive production ramp over the back half of this year. Our operations team is executing on several growth initiatives, including testing stacked pay zones on our acreage, optimizing stimulations and further delineating the Southern Eagle Ford gas fairway. The improved performance of our Upper Eagle Ford wells at Fasken reflect our completion optimization efforts. Our goal to be a leading low-cost gas company is now being realized with our intense focus on per unit costs. We are excited about where the Company is now positioned.”
OPERATIONS HIGHLIGHTS
The second quarter marked the first full quarter of running two drilling rigs for the Company. As such, capital activity expanded accordingly, and the growth is now being realized as wells from this activity are being completed and brought to sales. For the first half of the year, the Company brought seven net wells to sales. For the second half of the year, the Company expects to bring 18-20 net wells to sales, of which eight were brought on in the month of July.
During the second quarter 2018, the Company spud seven gross (seven net) wells while completing seven gross (six net) wells. The Company produced 137 Mmcf/d of gas in the second quarter, driven by four completions spread across its Oro Grande and AWP areas and three completions (two net) in Fasken. Oil production of 1,546 Bbls/d was driven by better than anticipated performance from operational enhancements at the Company’s Artesia and Northern AWP assets. For the full year, the Company remains on track to drill 31-33 and complete 25-27 net wells with the majority of the activity occurring in the second half of the year.
The Company continues to evaluate completion designs across its asset base, assessing stage lengths, clusters per stage, fluid volumes and proppant types and concentrations. The Company is integrating new concepts to improve asset performance, increase capital efficiency and reduce operating costs.
PRODUCTION VOLUMES, OPERATING COSTS, AND REALIZED PRICES
SilverBow’s total net production for the second quarter averaged approximately 160 Mmcfe/d. Production mix for the quarter consisted of approximately 86% natural gas, 8% NGLs, and 6% oil.

Lease operating expenses during the second quarter of $0.26/Mcfe came in better than the Company’s guidance range, primarily driven by continued cost reduction initiatives.
General and administrative costs of $0.40/Mcfe were lower than the $0.51/Mcfe reported in the second quarter of 2017. After deducting $1.3 million of non-cash compensation expense, cash general and administrative costs were $4.5 million, which compared favorably to guidance due to ongoing efforts to streamline the workforce and reduce associated administrative costs.
Transportation and processing expenses came in at $0.37/Mcfe while production and ad valorem taxes were 5.2% of oil and gas revenues for the quarter. Production and ad valorem taxes were lower compared to first quarter levels primarily due to severance tax adjustments on wells qualifying for reduced rates. The Company’s ad valorem taxes are based on the value of developed reserves, which increased significantly during 2017.
The Company’s average realized natural gas price, excluding the effect of hedging, was $2.93/Mcf compared to $3.00/Mcf in the first quarter of 2018. The average realized crude oil selling price, excluding the effect of hedging, was $68.53/Bbl in the quarter, up from $64.59/Bbl in the first quarter. The average realized NGL selling price in the quarter was $25.36/Bbl versus $22.39/Bbl in the first quarter.
FINANCIAL RESULTS
The Company reported total oil and gas revenues of $51.3 million for the second quarter 2018. On a GAAP basis, the Company reported net income of $2.3 million for the quarter, which includes a loss on the value of the Company's hedge portfolio of $10.8 million.
The Company reported Adjusted EBITDA of $31.3 million in the quarter. Adjusted EBITDA is a non-GAAP financial measure. Please see the tables included with today's news release for a reconciliation of net income to Adjusted EBITDA.
Capital expenditures incurred during the quarter totaled approximately $72 million.
2018 GUIDANCE
The Company reiterated its 2018 capital expenditure budget of $245 to $265 million and tightened its average full year production to 179 - 191 MMcfe/d from 175 - 195 MMcfe/d. For the third quarter 2018, the Company is guiding for 187 - 204 Mmcfe/d. Additional detail concerning the Company's third quarter 2018 and full year financial and operational guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website before the conference call.

HEDGING UPDATE
Hedging continues to be an important element of SilverBow’s strategy. The Company maintains an active hedging program to provide predictable cash flows while still allowing for flexibility in capturing increases in prices. SilverBow has approximately 70% of total production volumes hedged for the remainder of 2018 as of June 30, 2018, using the mid-point of production guidance. The Company continues to layer on additional hedges when prices are favorable. Please see SilverBow’s Form 10-Q filing, which the Company expects to be filed on Wednesday, August 8, 2018, for a detailed summary of derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
The Company had liquidity of $255 million as of June 30, 2018, primarily consisting of availability on the Company’s $330 million bank credit facility. As of August 1, 2018, the Company had 11.7 million total common shares outstanding.
CONFERENCE CALL & UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Wednesday, August 8, 2018, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested investors can listen to the call by dialing 1-877-420-2751 (U.S.) or 1-442-275-1680 (International) and requesting SilverBow’s Second Quarter 2018 Earnings Conference Call or by visiting our website.
A simultaneous webcast of the call may be accessed over the internet by visiting our website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Second Quarter 2018 Earnings Conference Call” link. The webcast will be archived for replay on the SilverBow website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of the Company's website before the conference call.

ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With almost 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which we leverage to assemble high quality drilling inventory while continuously enhancing our operations to maximize returns on capital invested. For more information, please visit www.sbow.com.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements.

Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	volatility in natural gas, oil and NGL prices;

•	future cash flows and their adequacy to maintain our ongoing operations;

•	liquidity, including our ability to satisfy our short- or long-term liquidity needs;

•	our borrowing capacity, future covenant compliance, cash flows and liquidity;

•	operating results;

•	asset disposition efforts or the timing or outcome thereof;

•	ongoing and prospective joint ventures, their structure and substance, and the likelihood of their finalization or the timing thereof;

•	the amount, nature and timing of capital expenditures, including future development costs;

•	timing, cost and amount of future production of oil and natural gas;

•	availability of drilling and production equipment or availability of oil field labor;

•	availability, cost and terms of capital;

•	drilling of wells;

•	availability and cost for transportation of oil and natural gas;

•	costs of exploiting and developing our properties and conducting other operations;

•	competition in the oil and natural gas industry;

•	general economic conditions;

•	opportunities to monetize assets;

•	effectiveness of our risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation of the oil and natural gas industry;

•	developments in world oil markets and in oil and natural gas-producing countries; and

•	uncertainty regarding our future operating results.

All forward-looking statements speak only as of the date this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" in Item 1A of our annual report on Form 10-K for the year ended December 31, 2017. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

	June 30, 2018	December 31, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$6,611	$7,806
Accounts receivable, net	22,057	27,263
Fair value of commodity derivatives	1,775	5,148
Other current assets	3,090	2,352
Total Current Assets	33,533	42,569
Property and Equipment:
Property and Equipment, full cost method, including $53,865 and $50,377 of unproved property costs not being amortized at the end of each period	796,052	712,166
Less – Accumulated depreciation, depletion, amortization & impairment	(242,997)	(216,769)
Property and Equipment, Net	553,055	495,397
Fair value of long-term commodity derivatives	3,332	2,553
Other Long-Term Assets	7,076	10,751
Total Assets	$596,996	$551,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$35,350	$44,437
Fair value of commodity derivatives	11,742	5,075
Accrued capital costs	41,821	10,883
Accrued interest	2,597	2,106
Undistributed oil and gas revenues	10,953	12,996
Total Current Liabilities	102,463	75,497

Long-Term Debt, net	274,577	265,325
Deferred Tax Liabilities	328	—
Asset Retirement Obligations	4,258	8,678
Fair value of long-term commodity derivatives	5,427	2,758
Other Long-Term Liabilities	2,500	5,554
Commitments and Contingencies (Note 11)
Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 11,733,036 and 11,621,385 shares issued and 11,667,165 and 11,570,621 shares outstanding, respectively	117	116
Additional paid-in capital	282,726	279,111
Treasury stock, held at cost, 65,871 and 50,764 shares	(1,870)	(1,452)
Retained earnings (Accumulated deficit)	(73,530)	(84,317)
Total Stockholders’ Equity	207,443	193,458
Total Liabilities and Stockholders’ Equity	$596,996	$551,270

Condensed Consolidated Statements of Operations
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017
Revenues:
Oil and gas sales	$51,347	$45,782

Operating Expenses:
General and administrative, net	5,794	6,811
Depreciation, depletion, and amortization	13,096	10,828
Accretion of asset retirement obligations	84	576
Lease operating costs	3,760	4,776
Transportation and gas processing	5,421	4,761
Severance and other taxes	2,662	2,280
Total Operating Expenses	30,817	30,032

Operating Income (Loss)	20,530	15,750

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(10,752)	5,132
Interest expense, net	(6,585)	(4,642)
Other income (expense), net	(546)	1

Income (Loss) Before Income Taxes	2,647	16,241

Provision (Benefit) for Income Taxes	328	—

Net Income (Loss)	$2,319	$16,241

Per Share Amounts-

Basic: Net Income (Loss)	$0.20	$1.41

Diluted: Net Income (Loss)	$0.20	$1.41

Weighted Average Shares Outstanding - Basic	11,655	11,487

Weighted Average Shares Outstanding - Diluted	11,757	11,554

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Revenues:
Oil and gas sales	$104,099	$88,194

Operating Expenses:
General and administrative, net	11,370	16,645
Depreciation, depletion, and amortization	26,228	20,543
Accretion of asset retirement obligations	243	1,140
Lease operating costs	8,721	10,549
Transportation and gas processing	10,446	9,146
Severance and other taxes	5,692	3,898
Total Operating Expenses	62,700	61,921

Operating Income (Loss)	41,399	26,273

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(17,107)	16,068
Interest expense, net	(12,474)	(8,249)
Other income (expense), net	(703)	(141)

Income (Loss) Before Income Taxes	11,115	33,951

Provision (Benefit) for Income Taxes	328	—

Net Income (Loss)	$10,787	$33,951

Per Share Amounts-

Basic: Net Income (Loss)	$0.93	$2.99

Diluted: Net Income (Loss)	$0.92	$2.97

Weighted Average Shares Outstanding - Basic	11,629	11,360

Weighted Average Shares Outstanding - Diluted	11,742	11,445

Condensed Consolidated Statements of Cash Flows
SilverBow Resources, Inc. and Subsidiaries (in thousands)

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Cash Flows from Operating Activities:
Net income (loss)	$10,787	$33,951
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	26,228	20,543
Accretion of asset retirement obligations	243	1,140
Deferred income taxes	328	—
Share-based compensation expense	2,675	3,136
(Gain) Loss on derivatives, net	17,107	(16,068)
Cash settlement (paid) received on derivatives	(1,935)	(2,586)
Settlements of asset retirement obligations	(144)	(1,894)
Write down of debt issuance cost	—	2,401
Other	3,374	482
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other current assets	2,332	(1,486)
Increase (decrease) in accounts payable and accrued liabilities	(8,439)	4,437
Increase (decrease) in accrued interest	491	(90)
Net Cash Provided by (used in) Operating Activities	53,047	43,966
Cash Flows from Investing Activities:
Additions to property and equipment	(84,097)	(85,655)
Proceeds from the sale of property and equipment	26,924	460
Payments on property sale obligations	(6,042)	—
Transfer of company funds from restricted cash	—	(15)
Net Cash Provided by (Used in) Investing Activities	(63,215)	(85,210)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	122,300	300,000
Payments of bank borrowings	(113,300)	(287,000)
Net proceeds from issuances of common stock	708	39,244
Purchase of treasury shares	(418)	(618)
Payments of debt issuance costs	(317)	(4,073)
Net Cash Provided by (Used in) Financing Activities	$8,973	$47,553

Net increase (decrease) in Cash, Cash Equivalents and Restricted Cash	(1,195)	6,309
Cash, Cash Equivalents and Restricted Cash, at Beginning of Period	8,026	497
Cash, Cash Equivalents and Restricted Cash at End of Period	$6,831	$6,806

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$10,926	$8,847
Changes in capital accounts payable and capital accruals	$35,299	$5,356
Changes in other long-term liabilities for capital expenditures	$(2,500)	$—

SilverBow Resources, Inc.
Non-GAAP Financial Measures
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

We present adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) in addition to our reported net income (loss) in accordance with U.S. GAAP. Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017
Net Income (Loss)	$2,319	$16,241
Plus:
Depreciation, depletion and amortization	13,096	10,828
Accretion of asset retirement obligations	84	576
Interest expense	6,585	4,642
Derivative (gain)/loss	10,752	(5,132)
Derivative cash settlements collected/(paid) (1)	(3,212)	(1,621)
Income tax expense/(benefit)	328	—
Share-based compensation expense	1,316	1,632
Adjusted EBITDA	$31,268	$27,166
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Net Income (Loss)	$10,787	$33,951
Plus:
Depreciation, depletion and amortization	26,228	20,543
Accretion of asset retirement obligations	243	1,140
Interest expense	12,474	8,249
Derivative (gain)/loss	17,107	(16,068)
Derivative cash settlements collected/(paid) (1)	(2,476)	(2,289)
Income tax expense/(benefit)	328	—
Share-based compensation expense	2,675	3,136
Adjusted EBITDA	$67,366	$48,662
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiaries

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017
Production volumes:
Oil (MBbl) (1)	141	139
Natural gas (MMcf)	12,433	11,078
Natural gas liquids (MBbl) (1)	211	228
Total (MMcfe)	14,540	13,282

Oil, Natural gas and Natural gas liquids sales:
Oil	$9,638	$6,527
Natural gas	36,369	35,043
Natural gas liquids	5,339	4,215
Total	$51,347	$45,785

Average realized price:
Oil (per Bbl)	$68.53	$46.82
Natural gas (per Mcf)	2.93	3.16
Natural gas liquids (per Bbl)	25.36	18.49
Average per Mcfe	$3.53	$3.45

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcfe

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Production volumes:
Oil (MBbl) (1)	318	286
Natural gas (MMcf)	24,349	21,182
Natural gas liquids (MBbl) (1)	459	432
Total (MMcfe)	29,009	25,488

Oil, Natural gas and Natural gas liquids sales:
Oil	$21,078	$13,728
Natural gas	72,136	66,106
Natural gas liquids	10,900	8,363
Total	$104,113	$88,197

Average realized price:
Oil (per Bbl)	$66.33	$48.07
Natural gas (per Mcf)	2.96	3.12
Natural gas liquids (per Bbl)	23.75	19.36
Average per Mcfe	$3.59	$3.46

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcfe

Third Quarter 2018 & Full Year 2018 Guidance

Guidance
	3Q 2018	FY 2018
Production Volumes:
Oil (Bbls/d)	1,475 - 1,600	1,625 - 1,750
NGLs (Bbls/d)	2,825 - 3,050	2,615 - 2,850
Natural Gas (Mmcf/d)	161 - 176	153 - 163
Million Cubic Feet of Gas Equivalent (Mmcfe/d)	187 - 204	179 - 191

Operating Costs & Expenses :
Lease Operating Expense ($/Mcfe)	$0.25 - $0.27	$0.26 - $0.27
Transportation & Processing Expense ($/Mcfe)	$0.36 - $0.38	$0.34 - $0.36
Production & Ad Val Taxes (% of O&G Revenue)	5.0% - 6.0%	5.0% - 6.0%
Cash G&A, net (in millions)	$4.6 - $5.2	$18.1 - $19.1
DD&A Expense ($/Mcfe)	$0.90 - $0.95	$0.90 - $0.95
Cash Interest Expense ($MM)	$5.5 - $6.5	N/A
Product Pricing :
Natural Gas NYMEX Differential (per Mcf)	$0.00 - $0.06	N/A
Crude Oil NYMEX Differential (per Bbl)	$0.50 - $1.50	N/A
Natural Gas Liquids (% of WTI)	33% - 36%	N/A